                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To Trident Automotive plc:

We have audited the accompanying consolidated balance sheets of Trident Automotive plc (a company registered under the laws of England) and subsidiaries as of December 31, 1998 and March 31, 1998, and the related consolidated statements of operations, stockholders' investment and cash flows for the period from inception (September 19, 1997) to March 31, 1998, the one month period ended April 30, 1998 and the eight month period ended December 31, 1998. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trident Automotive plc and subsidiaries as of December 31, 1998 and March 31, 1998, and the results of their operations and their cash flows for the period from inception (September 19, 1997) to March 31, 1998, the one month period ended April 30, 1998 and the eight month period ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                ARTHUR ANDERSEN LLP



Minneapolis, Minnesota,
   March 26, 1999

                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                     FKI
                                                                            COMPANY              PREDECESSOR
                                                                          December 31,            March 31,
                             ASSETS                                           1998                   1998
                                                                         -------------          --------------
Current Assets:
       Cash and cash equivalents                                         $       8,368          $       11,415
       Accounts receivable, net of allowance for doubtful
         accounts of $2,238 and $1,745                                          55,735                  48,875
       Inventories                                                              15,758                  18,798
       Other current assets                                                     21,281                  10,526
                                                                         -------------          --------------
             Total current assets                                              101,142                  89,614

Property, Plant and Equipment, net                                              57,332                  64,873

Goodwill, net of accumulated amortization of $3,908 and $679                   215,425                  88,945

Other Assets, net of accumulated amortization of $1,010 and
  $564                                                                           9,074                  15,398
                                                                         -------------          --------------
                                                                            $  382,973           $     258,830
                                                                         -------------          --------------
                                                                         -------------          --------------

            LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
       Current portion of long-term debt                                 $       7,059          $        1,500
       Accounts payable                                                         33,796                  37,018
       Accrued expenses                                                         54,068                  28,570
                                                                         -------------          --------------
             Total current liabilities                                          94,923                  67,088

Noncurrent Liabilities:
     Long-term debt, less current portion                                      136,799                 126,300
     Accrued pension and other postretirement liabilities                       12,957                  12,891
     Other noncurrent liabilities                                               37,200                  11,536
                                                                         -------------          --------------
             Total liabilities                                                 281,879                 217,815
                                                                         -------------          --------------

Minority Interest                                                                  786                   1,170

Redeemable U.S. Dollar Ordinary Shares                                              --                     740

Stockholders' Investment:
       Common stock - Sterling ordinary shares;
         $1.70 par value; 50,000 shares issued and outstanding                      85                      85
       Common stock - U.S. dollar ordinary shares; $1.00 par
         Value; 25,000,000 shares authorized; 17,000,000 and
         16,704,000 shares issued and outstanding                               17,000                  16,704
       Additional paid-in capital                                               78,157                  23,556
       Retained earnings                                                         5,876                     123
       Accumulated other comprehensive income (loss) -
         cumulative translation adjustment                                        (810)                 (1,363)
                                                                         -------------          --------------
             Total stockholders' investment                                    100,308                  39,105
                                                                         -------------          --------------

                                                                             $ 382,973             $   258,830
                                                                         -------------          --------------
                                                                         -------------          --------------


              The accompanying notes are an integral part of these consolidated balance sheets.

                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                                                                                         FKI
                                                                                                     PREDECESSOR
                                                                 COMPANY            TRIDENT          Period From
                                                               Eight Month        PREDECESSOR         Inception
                                                               Period Ended        One Month       (September 19,
                                                                 December         Period Ended     1997) to March
                                                                 31, 1998        APRIL 30, 1998       31, 1998
                                                              -------------      --------------    --------------
Revenues                                                      $     187,526      $       26,475        $   86,342

Cost of sales                                                       151,302              26,184            71,295
                                                              -------------      --------------    --------------

    Gross profit                                                     36,224                 291            15,047

Selling, general and administrative expenses                         14,314               4,009             9,634

Amortization expense                                                  4,236                 389                --
                                                              -------------      --------------    --------------

    Operating income (loss)                                          17,674              (4,107)            5,413

Interest expense, net                                                (7,703)               (952)           (3,887)

Exchange gain (loss)                                                     --                 341              (922)

Other income (expense)                                                  (82)                  62               24
                                                              -------------      --------------    --------------

    Income (loss) before provision (benefit) for income
    taxes and minority interest                                       9,889              (4,656)              628


Provision (benefit) for income taxes                                  4,084              (1,656)              505

Minority interest in profit of subsidiary                               (71)                (69)               --
                                                              -------------      --------------    --------------

    Net income (loss)                                         $       5,876        $     (2,931)       $      123
                                                              -------------      --------------    --------------
                                                              -------------      --------------    --------------


              The accompanying notes are an integral part of these consolidated financial statements.

                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' INVESTMENT

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                --------------------------------------------------
                                                                 Common Stock
                                                --------------------------------------------------

                                                 STERLING                U.S. DOLLARS
                                                 ORDINARY                  ORDINARY
                                                  SHARES       DOLLARS      SHARES        DOLLARS
                                                -----------  ----------- ------------  -----------
Initial capitalization of Trident                  50,000    $       85         --     $     --
  Automotive plc
Issuance of U.S. Dollar ordinary shares              --            --     16,704,000       16,704
Net income                                           --            --           --           --
Other comprehensive income - translation
  adjustment                                         --            --           --           --
Total comprehensive income
                                                -----------  ----------- ------------  -----------

Balance, March 31, 1998                            50,000            85   16,704,000       16,704

Net income                                           --            --           --           --
Other comprehensive income - translation
  adjustment                                         --            --           --           --
Total comprehensive income
                                                -----------  ----------- ------------  -----------

Balance, April 30, 1998                            50,000            85   16,704,000       16,704

Purchase by Dura                                     --         296,000          296       54,601

Net income                                           --            --           --           --
Other comprehensive income - translation
  adjustment                                         --            --           --           --
Total comprehensive income
                                                -----------  ----------- ------------  -----------

Balance, December 31, 1998                         50,000    $       85   17,000,000   $   17,000
                                                -----------  ----------- ------------  -----------
                                                -----------  ----------- ------------  -----------


                                                                        ACCUMULATED
                                                ADDITIONAL                 OTHER           TOTAL
                                                 PAID-IN-    RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                                 CAPITAL     EARNINGS   INCOME (LOSS)    INVESTMENT
                                               -----------  ----------  -------------   -------------
Initial capitalization of Trident              $     --     $     --      $     --      $       85
  Automotive plc
Issuance of U.S. Dollar ordinary shares            23,556         --            --          40,260
Net income                                           --            123          --
Other comprehensive income - translation
  adjustment                                         --           --          (1,363)
Total comprehensive income                                                                  (1,240)
                                               -----------  ----------  -------------   -------------

Balance, March 31, 1998                            23,556          123        (1,363)       39,105

Net income                                           --         (2,931)         --
Other comprehensive income - translation
  adjustment                                         --           --          (1,895)
Total comprehensive income                                                                  (4,826)
                                               -----------  ----------  -------------   -------------

Balance, April 30, 1998                            23,556       (2,808)       (3,258)       34,279

Purchase by Dura                                    2,808        3,258        60,963

                                               -----------  ----------  -------------   -------------
Net income                                           --          5,876          --
Other comprehensive income - translation
  adjustment                                         --           --            (810)
Total comprehensive income                                                                   5,066
                                               -----------  ----------  -------------   -------------

Balance, December 31, 1998                     $   78,157   $    5,876    $     (810)   $  100,308
                                               -----------  ----------  -------------   -------------
                                               -----------  ----------  -------------   -------------


                The accompanying notes are an integral part of these consolidated financial statements.

                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                         FKI
                                                                                                     PREDECESSOR
                                                                                    TRIDENT          Period From
                                                                 COMPANY          PREDECESSOR        Inception
                                                               Eight Month         One Month       (Sept. 19, 1997)
                                                               Period Ended       Period Ended            to
                                                              DEC. 31, 1998      APRIL 30, 1998     MARCH 31, 1998
                                                              -------------      --------------     --------------
OPERATING ACTIVITIES:
  Net income (loss)                                          $        5,876        $     (2,931)       $      123
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities-
      Depreciation and amortization                                   9,582               1,456             3,547
      Deferred tax                                                    5,200              (1,681)           (2,865)
      Exchange (gain) loss                                               --                (341)              922
      Minority interest                                                 (71)                (69)              (24)
      Changes in other operating items                              (32,263)              6,896             4,511
                                                              -------------      --------------     --------------
        Net cash provided by (used in) operating
activities                                                          (11,676)              3,330             6,214
                                                              -------------      --------------     --------------
INVESTING ACTIVITIES:
  Capital expenditures, net                                          (8,939)             (2,454)           (7,786)
  Purchase of Predecessor, net                                           --                  --          (155,490)
  Acquisition and sale of subsidiaries                                8,446                  --                --
                                                              -------------      --------------     --------------
     Net cash provided by (used in) investing activities               (493)             (2,454)         (163,276)
                                                              -------------      --------------     --------------

FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                           50,000                  --           125,000
  Proceeds from borrowings on revolving credit facility              11,706               2,000             7,763
  Repayment of debt                                                 (52,800)             (1,300)           (4,963)
  Receipt of capital from Investor Group                                 --                  --            42,585
  Equity fees paid to affiliates of Investor Group                         --                --            (1,500)
                                                              -------------      --------------     --------------
        Net cash provided by financing activities                     8,906                 700           168,885
                                                              -------------      --------------     --------------

EFFECT OF EXCHANGE RATES ON CASH                                       (810)               (550)             (408)
                                                              -------------      --------------     --------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                              (4,073)              1,026            11,415

CASH AND CASH EQUIVALENTS, beginning of period                       12,441              11,415                --
                                                              -------------      --------------     --------------

CASH AND CASH EQUIVALENTS, end of period                       $      8,368           $  12,441          $ 11,415
                                                              -------------      --------------     --------------
                                                              -------------      --------------     --------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for -
     Interest                                                   $     9,388          $      361         $   1,546
     Income taxes                                                     3,490                  --               510


              The accompanying notes are an integral part of these consolidated financial statements.

                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION:

     Trident Automotive PLC (the "Company") incorporated in the UK, and its subsidiaries were formed on September 19, 1997 to acquire the net assets of the FKI Automotive Group (the "FKI Acquisition") from FKI plc ("FKI"). The FKI Acquisition occurred on December 12, 1997. The aggregate purchase price, including transaction costs, was approximately $170 million. The FKI Acquisition was financed with $42.5 million in equity contributions, $75 million in proceeds from a private placement of the Company's 10% Senior Subordinated Notes due 2005 (the "Notes") and borrowings under a $105 million secured credit facility.

     On April 30, 1998, DURA UK, LTD. ("Dura Ltd.") acquired the Company. Dura Ltd. is a wholly owned subsidiary of Dura Automotive Systems, Inc., a Delaware corporation, which is a leading designer and manufacturer of driver control systems, engineered mechanical components and cable-related systems for the global automotive industry.

     The FKI and Dura Acquisitions were accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill and is being amortized over 40 years. The assets acquired and liabilities have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Additional purchase liabilities recorded in conjunction with these acquisitions included approximately $44 million for costs associated with the shutdown and consolidation of certain acquired facilities and $15 million for associated severance and other related costs. At December 31, 1998, liabilities for approximately $32 million for costs associated with the shutdown and consolidation of certain acquired facilities and $13 million in severance costs are recorded on the consolidated balance sheet. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition.

     Included in these reserves are amounts associated with businesses to be exited in conjunction with the acquisition by Dura. The accompanying consolidated statements of operations include revenues and operating losses from these businesses as follows (in thousands):


                                                                       Period Ended
                                               --------------------------------------------------------------
                                               MARCH 31, 1998         APRIL 30, 1998        DECEMBER 31, 1998
                                               --------------         --------------        -----------------
    Revenues                                       $   23,912           $  7,179               $   50,222
    Operating income (loss)                        $    1,164           $   (954)              $    3,650


     These dispositions are anticipated to be completed by the end of the second quarter of 1999.

     The following unaudited consolidated pro forma results of operations for the year ended March 31, 1998 give effect to the FKI Acquisition as if such transactions had occurred at the beginning of the period (in thousands):


                                                             1998
                                                         -----------
              Revenues                                   $  297,500
              Operating income                               14,526
              Net loss                                         (442)


     The unaudited pro forma consolidated financial information does not purport to represent what the respective entity's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

2. SIGNIFCANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     FISCAL YEAR:

     Effective December 31, 1998, the Company changed its fiscal year end from March 31 to December 31. The Company reports its operating results based on a 52-/53-week fiscal year. For presentation purposes, the Company uses December 31 as its fiscal year-end.

     CASH EQUIVALENTS:

     Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at cost which approximates fair value.

     INVENTORIES:

     Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

     Inventories consisted of the following (in thousands):


                                                               FKI
                                         COMPANY           PREDECESSOR
                                       DEC. 31, 1998      MARCH 31, 1998
                                      -------------      --------------
       Finished products              $      5,797       $      4,158
       Work-in-process                       3,470              6,755
       Raw materials                         6,491              7,885
                                      -------------      --------------
         Total                         $    15,758       $     18,798
                                      -------------      --------------
                                      -------------      --------------


     OTHER CURRENT ASSETS:

     Other current assets consisted of the following (in thousands):


                                                                      FKI
                                                   COMPANY        PREDECESSOR
                                                DEC. 31, 1998    MARCH 31, 1998
                                                -------------    --------------
       Deferred income taxes                     $  15,639       $    4,885
       Prepaid expenses                              2,600            2,856
       Excess of cost over billings
        on uncompleted tooling
        projects                                     2,300              651
       Taxes receivable                                742            2,134
                                                -------------    --------------
                                                 $  21,281        $  10,526
                                                -------------    --------------
                                                -------------    --------------


      PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

                  Land and Improvements                   10 to 15 years
                  Buildings                                     30 years
                  Machinery and equipment                  5 to 15 years


     Accelerated depreciation methods are used for tax reporting purposes.

     Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

     GOODWILL AND OTHER ASSETS:

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Other assets principally consist of debt financing costs which are being amortized over the term of the applicable agreement.

     The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill and other long-lived assets, the Company would recognize an impairment loss.

     ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following (in thousands):


                                                                                                FKI
                                                                       COMPANY              PREDECESSOR
                                                                     DEC. 31, 1998         MARCH 31, 1998
                                                                     -------------         --------------
           Income taxes                                                $    5,385               $   3,695
           Plant closure and consolidation costs                           29,635                   4,363
           Compensation and benefits                                        6,589                   9,737
           Medical insurance                                                  557                      --
           Legal and environmental                                          1,873                   3,332
           Interest                                                         1,764                   2,271
           Other                                                            8,265                   5,172
                                                                     -------------         --------------
                                                                       $   54,068              $   28,570
                                                                     -------------         --------------
                                                                     -------------         --------------


     OTHER NONCURRENT LIABILITIES:

     Other noncurrent liabilities consisted of the following (in thousands):


                                                                                              FKI
                                                                     COMPANY              PREDECESSOR
                                                                   DEC. 31, 1998          MARCH 31, 1998
                                                                  ---------------         --------------
           Plant closure and consolidation costs                      $    15,840          $     4,858
           Loss contracts                                                   5,657                4,202
           Legal and environmental                                          2,210                   --
           Deferred income taxes                                           13,493                   --
           Other                                                               --                2,476
                                                                  ---------------         --------------
                                                                       $   37,200           $   11,536
                                                                  ---------------         --------------
                                                                  ---------------         --------------


     REVENUE RECOGNITION AND SALES COMMITMENTS:

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of up to seven years, and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to its customers.

     INCOME TAXES:

     The Company accounts for income taxes following the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

     COMPREHENSIVE INCOME:

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income in the consolidated statements of stockholders' investment. Prior years have been restated to conform to the SFAS No. 130 requirements.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The Notes were recorded at fair value in connection with the Dura acquisition in April 1998, and the Company believes there has been no material change in the estimated fair value since such date.

     SEGMENT REPORTING:

     In 1998, the Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 5).

     USE OF ESTIMATES:

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

     FOREIGN CURRENCY TRANSLATION:

     Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of stockholders' investment.

     RECLASSIFICATIONS:

     Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation. These reclassifications were not material to the Company's financial position or results of operations.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impacts of adopting SFAS No. 133 and has not yet determined the timing of adoption.

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The Company will adopt this new pronouncement in the first quarter of 1999 and does not estimate a material impact upon adoption.

2.       DEBT:

     Debt consisted of the following (in thousands):


                                                                                      FKI
                                                              COMPANY              PREDECESSOR
                                                              DECEMBER           MARCH 31, 1998
                                                              31, 1998
                                                            -----------          --------------
               Bank Credit Agreement:
                   Term loan                                $    43,500           $      50,000
                   Revolving credit facility                     18,894                   2,800
               Capital leases                                       314                      --
               Notes                                             81,150                  75,000
                                                            -----------          --------------
                                                                143,858                 127,800
               Less - current portion                            (7,059)                 (1,500)
                                                            -----------          --------------
                 Total long-term debt                        $  136,799             $   126,300
                                                            -----------          --------------
                                                            -----------          --------------


     Future maturities of long-term debt as of December 31, 1998 are as follows (in thousands):

                         1999                  $    7,059
                         2000                       7,525
                         2001                      11,529
                         2002                      12,529
                         2003                      23,923
                         Thereafter                81,293
                                                ---------
                                                $ 143,858


     On April 30, 1998, in connection with the Dura Acquisition, Dura and the Company entered into a new $402.5 million credit agreement (the "Credit Agreement"). This Credit Agreement was used to replace the Company's credit facility. The Credit Agreement provided Dura with total revolving credit facilities of $225 million, term loans of $100 million, an acquisition facility of $30 million and a twelve-month interim loan of $47.5 million. The Credit Agreement made available to the Company, as a sub-facility, a $50 million term loan, a $25 million revolving credit and letter-of-credit facility and a $30 million acquisition facility (the "Trident Sub-Facility"). The Credit Agreement has a term of five years and borrowings bear interest at the lender's reference rate or the Eurocurrency rate. The interest rate on borrowings outstanding under the Trident Sub Facility ranged from 5.775% to 7.9625% as of December 31, 1998. The Credit Agreement requires the Company to maintain certain financial ratios including minimum liquidity and interest coverage. Pursuant to the terms of the Credit Agreement, Dura and certain of its subsidiaries will provide guarantees and collateral to support obligations owing under the Trident Sub-Facility; but, so long as the Notes remain outstanding, neither the Company nor any of its subsidiaries have guaranteed any obligations that are not borrowed pursuant to the Trident Sub-Facility. Under the terms of the Credit Agreement, an event of default by Dura also causes an event of default under the Trident Sub-Facility. The Company and Dura were in compliance with the covenants as of December 31, 1998. The assets of the Company have been pledged as collateral to secure borrowings under the Trident Sub-Facility.

     The Trident Sub-Facility provides the Company with the ability to denominate its revolving credit borrowings in foreign currencies. As of December 31, 1998, $51.6 million of borrowings were denominated in U.S. dollars, $4.7 million were denominated in British pound sterling, $1.4 million were denominated in Canadian dollars and $4.7 million were denomination in French francs.

     The Notes, with a face value of $75 million, were issued on December 12, 1997, concurrent with the FKI Acquisition, and are due in December 2005. Interest is payable semi-annually on June 15 and December 15 of each year. As further discussed in Note 9, the Notes are guaranteed by certain subsidiaries of the Company. The Notes were recorded at their fair value of $81.150 million as part of the Dura Acquisition. The premium in excess of face value will be amortized over the life of the Notes using the effective interest method. The Notes contain various restrictive covenants which the Company was in compliance with as of December 31, 1998.

     The Dura Acquisition constituted a change of control as defined by the Company's Notes Indenture (the "Indenture"). Upon the occurrence of a change of control, each holder of the Notes may require the Company to repurchase all or any part of the Notes held by such holder at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued interest and other specified costs to the date of repurchase. Pursuant to the terms of the Indenture, Dura initiated a change of control offer to the holders of the Notes on May 8, 1998. No holders tended their Notes.

     Subsequent to year-end, Dura and the Company entered into a new credit facility (the "New Credit Facility"). The New Credit Facility provides for borrowings aggregating up to approximately $1.15 billion, including a $275 million term loan A, a $275 million term loan B, a $400 million revolving credit facility and a $200 million interim term loan. The New Credit Facility contains the same sub-facilities for Trident as the Credit Agreement.

4.   INCOME TAXES:

     The provision for income taxes consisted of the following (in thousands):


                                                                      FKI
                                               TRIDENT            PREDECESSOR
                            COMPANY          PREDECESSOR          PERIOD FROM
                          EIGHT MONTH      ONE MONTH PERIOD        INCEPTION
                         PERIOD ENDED      ENDED APRIL 30,      (SEPT. 19, 1997)
                         DEC. 31, 1998          1998            TO MAR. 31, 1998
                        --------------     ----------------     ----------------
    Current             $      (1,116)     $          25            $ 3,370
    Deferred                    5,200             (1,681)            (2,865)
                        --------------     ----------------     ----------------
      Total             $       4,084      $      (1,656)           $   505
                        --------------     ----------------     ----------------
                        --------------     ----------------     ----------------


     A reconciliation of the provision for income taxes at the U.S. statutory rates of 35% to the reported income tax provision is as follows (in thousands):


                                                                                                           FKI
                                                                                     TRIDENT           PREDECESSOR
                                                                COMPANY            PREDECESSOR         PERIOD FROM
                                                              EIGHT MONTH           ONE MONTH        INCEPTION (SEPT.
                                                              PERIOD ENDED         PERIOD ENDED        19,1997) TO
                                                             DEC. 31, 1998        APRIL 30, 1998      MARCH 31, 1998
                                                             -------------        --------------      --------------
          Federal provision at statutory rates                   $   3,461          $    (1,630)           $  220
          State taxes, net of federal benefit                           --                   --                15
          Foreign provision in excess of U.S.
            tax rate                                                    29                 (164)              155
          Unbenefitted foreign losses                                  793                   79                --
          Other                                                       (199)                  59               115
                                                             -------------        --------------      --------------
            Total                                                $   4,084          $    (1,656)           $  505
                                                             -------------        --------------      --------------
                                                             -------------        --------------      --------------


         A summary of deferred tax assets (liabilities) is as follows (in thousands):


                                                                                                FKI
                                                                         COMPANY            PREDECESSOR
                                                                        DECEMBER 31,         MARCH 31,
                                                                           1998                 1998
                                                                        ------------        -------------
       Net operating loss carryforwards                                 $    3,705          $          --
       Accrued plant closure and consolidation costs                        11,120                  3,281
       Inventory valuation adjustments                                          --                  1,503
       Capitalized reserves and accruals                                       814                  2,894
       Long-term basis differences,
         including goodwill                                                (13,493)                    --
       Other                                                                    --                    439
                                                                        ------------        -------------
                                                                        $    2,146              $   8,117
                                                                        ------------        -------------
                                                                        ------------        -------------


5. GEOGRAPHIC AND PRODUCT LINE INFORMATION:

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company manufactures engineered mechanisms for the global automotive industry and operates in a single reportable business segment, automotive products. The Company internally evaluates its business principally by product category; however, because of the similar economic characteristics of the operations, including the nature of products, production processes and customers, those operations have been aggregated following the provisions of SFAS No. 131 for segment reporting purposes.

     The following is a summary of revenues and long-lived assets by geographic location (in thousands):


                                                                                                 Period from Inception
                                 EIGHT MONTH PERIOD ENDED        ONE MONTH PERIOD ENDED         (SEPTEMBER 19, 1997) TO
                                     DECEMBER 31, 1998               APRIL 30, 1998                 MARCH 31, 1998
                               ------------------------------ ------------------------------ ------------------------------
                                               LONG-LIVED                     LONG-LIVED                     LONG-LIVED
                                 REVENUES        ASSETS        REVENUES         ASSETS         REVENUES        ASSETS
                               ----------     -----------     -----------     -----------     -----------    -----------
     North America             $ 122,472      $  32,643      $    18,150     $   37,987        $  58,513      $  38,499
     Europe                       58,574         22,041            7,384         23,305           24,717         23,386
     Other foreign countries   $   6,480      $   2,648      $       941     $    2,601            3,112          2,988
                               ----------     -----------     -----------     -----------     -----------    -----------
                               $ 187,526      $  57,332      $    26,475     $   63,893        $  86,342      $  64,873
                               ----------     -----------     -----------     -----------     -----------    -----------
                               ----------     -----------     -----------     -----------     -----------    -----------


     Revenues are attributed to geographic locations based on the location of product production.

     The following is a summary of the approximate composition by product category of the Company's revenues (in thousands):


                                                                                                     PERIOD FROM
                                                                                                      INCEPTION
                                                         EIGHT-MONTH         ONE-MONTH PERIOD       (SEPTEMBER 19,
                                                         PERIOD ENDED             ENDED          1997) TO MARCH 31,
                                                        DEC. 31, 1998         APRIL 30, 1998             1998
                                                        ---------------      -----------------   ------------------
        Automotive fixtures                                 $   50,222        $   7,179             $  23,912
        Automotive cables                                      137,304           19,296                62,430
                                                        ---------------      -----------------   ------------------
                                                             $ 187,526         $ 26,475             $  86,342
                                                        ---------------      -----------------   ------------------
                                                        ---------------      -----------------   ------------------


     The Company sells its products directly to automobile manufacturers. Customers that accounted for a significant portion of consolidated revenues in the eight month period ended December 31, 1998, the one month period ended April 30, 1998 and the period from inception (September 19, 1997) to March 31, 1998 were as follows:


                                         DECEMBER 31, 1998            APRIL 30, 1998               MARCH 31, 1998
                                         -----------------            --------------               --------------
     Ford                                         16%                        16%                        16%
     GM                                           17                         17                         17
     DaimlerChrysler                              19                         19                         19


     As of December 31, 1998 and March 31, 1998, receivables from these customers represented 42% and 45% of total accounts receivable.

6. EMPLOYEE BENEFIT PLANS:

     PENSION PLANS AND POSTRETIREMENT BENEFITS:

     The Company sponsors six defined benefit pension plans which cover certain hourly and salary employees. The Company's policy is to make annual contributions to the plans to fund the normal cost and the unfunded frozen initial liability over 11.5 years. In addition, the Company has various postretirement medical benefit plans for certain employee groups and has recorded a liability for its estimated obligation under these plans.

The change in benefit obligation and plan assets consisted of the following (in thousands):

                                                                                      Postretirement Benefits
                                                          Pension Benefits              Other Than Pensions
                                                          ----------------              -------------------
                                                     December 31,     March 31,     December 31,     March 31,
                                                         1998           1998           1998            1998
                                                         ----           ----           ----            ----
        CHANGE IN BENEFIT OBLIGATION:
        Benefit obligation at beginning of the
          period                                       $ 23,926      $ 22,911        $  9,473        $  9,374
        Service cost                                      1,287           526             166              69
        Interest cost                                     1,264           519             506             209
        Plan participants' contributions                     --            29              --              --
        Actuarial gain                                    4,672            --           1,994              --
        Acquisition of Trident                               --            --              --              --
        Benefits paid                                        --           (59)         (616)           (179)
                                                    -----------     ------------   -----------      ----------
        Benefit obligation at end of the period         $31,149      $ 23,926        $ 11,523         $ 9,473
                                                    -----------     ------------   -----------      ----------
                                                    -----------     ------------   -----------      ----------
        CHANGE IN PLAN ASSETS:
        Fair value at plan assets at beginning
          of the period                                  21,258        20,625              --              --
        Actual return on plan assets                      1,312           604              --              --
        Acquisition of Trident                               --            --              --              --
        Employer contributions                              344            59              --              --
        Plan participants contributions                      --            29              --              --
        Benefits paid                                        --           (59)             --              --
                                                    -------------   ------------   -------------  ------------
        Fair value of plan assets at end of the
          period                                       $ 22,914      $ 21,258      $         --   $        --
                                                    -------------   ------------   -------------  ------------
                                                    -------------   ------------   -------------  ------------



     All of the Company's plans have benefit obligations in excess of their respective plan assets. The funded status of the Company's plans is as follows (in thousands):

                                                                                       Postretirement Benefits
                                                          Pension Benefits               Other Than Pensions
                                                          ----------------               -------------------
                                                      Dec. 31,       March 31,        Dec. 31,         March 31,
                                                        1998            1998            1998             1998
                                                        ----            ----            ----             ----
        Funded status
        Unrecognized actuarial gain                    $ 8,235        $ 2,668          $ 11,523         $  9,473
        Unrecognized prior service cost                     --             --            (1,995)              --
        Adjustment to recognize                                            --                --               --
          minimum liability                                 --             --                --               --
                                                    -------------  -----------     --------------   -------------
        Accrued benefit cost                          $  8,235       $  2,668          $  9,528         $  9,473
                                                    -------------  -----------     --------------   -------------
                                                    -------------  -----------     --------------   -------------



     The following weighted average assumptions were used to account for the plans:

                                                                                     Postretirement Benefits
                                                        Pension Benefits               Other Than Pensions
                                                        ----------------               -------------------
                                                    Dec. 31,        March 31,        Dec. 31,       March 31,
                                                      1998            1998             1998            1998
                                                      ----            ----             ----            ----
        Discount rate                              5.750-7.375%      6.00-6.375%     6.75-7.375%          7.375%
        Expected return on plan assets                   9-9.5%           9-9.5%             N/A             N/A
        Rate of compensation increase                      4-6%           4.5-6%             N/A             N/A


     For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease .5% per year in 1999 to 5% in 2003.

     The components of net periodic benefit costs are as follows (amounts in thousands):

                                                                                      Postretirement Benefits
                                                     Pension Benefits                   Other Than Pensions
                                                     ----------------                   -------------------
                                                                                                     Period From
                                                                                                      Inception
                                                                 Period From                          (Sept. 19,
                                               Nine Month     Inception (Sept.      Nine Month         1997) to
                                              Period Ended      19, 1997) to       Period Ended        March 31,
                                             Dec. 31, 1998     March 31, 1998     Dec. 31, 1998           1998
                                             -------------     --------------     -------------           ----
        Service cost                          $   1,287            $   526                166          $     69
        Interest cost                             1,264                519                506               209
        Expected return on plan
          assets                                 (1,464)              (603)                --                --
        Amortization of prior service
          cost                                       --                 --                 --                --
        Recognized actuarial (gain)
          loss                                       --                 --                 --                --
                                            -----------         ----------        -----------       -----------
        Net periodic benefit cost              $  1,087             $  442          $     672          $    278
                                            -----------         ----------        -----------       -----------
                                            -----------         ----------        -----------       -----------



     Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement medical benefit plans. A one percentage-point change in assumed health care cost trend rates would have the following effects:

                                                          1-Percentage-Point            1-Percentage-Point
                                                               Increase                      Decrease
                                                      ---------------------------    --------------------------
        Effect on total of service and interest
          cost components                                     $     13                      $     (12)
                                                              --------                      ---------
                                                              --------                      ---------
        Effect on the post retirement
          benefit obligation                                    $  182                       $   (164)
                                                              --------                      ---------
                                                              --------                      ---------



7.   COMMITMENTS AND CONTINGENCIES:

     LEASES:

     The Company leases office and manufacturing space and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1998 under these operating leases are as follows (in thousands):

                  Year                                           Amount
                  ----                                           ------
                  1999                                         $  2,153
                  2000                                            2,099
                  2001                                            1,998
                  2002                                            1,779
                  2003                                            1,642
                  Thereafter                                      1,425


     LITIGATION:

     The Company is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, product warranties, employment-related matters and environmental matters. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. After discussions with counsel, it is the opinion of management that the Company has provided adequate reserves to cover these matters, and the ultimate outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

8.   COMBINED HISTORICAL FINANCIAL RESULTS (UNAUDITED):

     The results of operations for the nine months ended December 31, 1997 were as follows:

                  Revenues                   $219,465
                  Gross profit                 35,740
                  Net income                    5,339



     These represent the results of operations for the historical period under FKI ownership from April 1, 1997 to December 12, 1997, combined with the results of the Company for the period from December 13, 1997 to December 31, 1997.

9.   RELATED PARTY TRANSACTIONS:

     In December 1998, the Company sold its investment in its German subsidiary to Dura for approximately $4 million. The selling price was based on book value and, therefore, no gain or loss resulted from the sale.

     In December 1998, the Company purchased 100% of the common stock of the French brake subsidiary of Dura at book value. The Company paid approximately $45,000 in cash and assumed $4.9 million in debt.

     Dura provides certain services on behalf of the Company. These services include accounting and treasury functions, maintenance of management information systems, legal services and assistance with other legal matters. Dura does not charge Trident for any of these services.

10.  CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION:

     The following consolidating financial information presents balance sheet, statement of operations and cash flow information related to the Company's businesses. Each Guarantor is a direct or indirect wholly owned subsidiary of Trident Automotive plc and has fully and unconditionally guaranteed the Notes, on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the Guarantors because management believes that such information is not material.

                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
              CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                         Non-
                                                           Trident       Guarantor     Guarantor
                                                        Automotive Plc   Companies     Companies    Eliminations   Consolidated
                                                        --------------   ---------     ---------    ------------   ------------
                        ASSETS
Current Assets:
     Cash and cash equivalents                             $       272    $   1,719  $     6,377   $       --       $   8,368
     Accounts receivable, net                                       --       40,217       15,518           --          55,735
     Inventories                                                    --       12,265        3,493           --          15,758
     Due from affiliates                                           649       18,708          707      (20,064)             --
     Other current assets                                           --       16,995        4,286           --          21,281
                                                           -----------    ---------  -----------   ----------       ---------
          Total current assets                                     921       89,904       30,381      (20,064)        101,142

Property, Plant and Equipment, net                                  --       48,223        9,109           --          57,332
Note Receivable From Subsidiaries                                   --       27,032           --      (27,032)             --
Deferred Financing Costs                                            --           --           --           --              --
Investment in Subsidiaries                                     163,815       12,145           --     (175,960)             --
Goodwill, net                                                   74,896      119,542       25,763       (4,776)        215,425
Other Assets, net                                                4,236        3,368        1,470           --           9,074
                                                           -----------    ---------  -----------   ----------       ---------
                                                              $243,868     $300,214    $  66,723    $(227,832)       $382,973
                                                           -----------    ---------  -----------   ----------       ---------
                                                           -----------    ---------  -----------   ----------       ---------

       LIABILITIES AND STOCKHOLDERS' INVESTMENT Current Liabilities:
     Current portion of long-term debt                     $     7,059    $      --  $        --   $       --       $   7,059
     Accounts payable                                               --       22,878       10,918           --          33,796
     Accrued expenses                                            1,903       44,859        7,316          (10)         54,068
     Due to affiliates                                          18,344          351        1,359      (20,054)             --
                                                           -----------    ---------  -----------   ----------       ---------
                Total current liabilities                       27,306       68,088       19,593      (20,064)         94,923
                                                           -----------    ---------  -----------   ----------       ---------
Non-Current Liabilities:
     Long-term debt, less current portion                      121,650       15,123          226           --         136,799
     Note payable to Parent                                     (3,476)         649       31,495      (28,668)             --
     Accrued pension and other postretirement liabilities           --       11,891        1,066           --          12,957
     Other noncurrent liabilities                                   --       34,767        2,433           --          37,200
                                                           -----------    ---------  -----------   ----------       ---------
                Total liabilities                              145,480      130,318       54,813      (48,732)        281,879
                                                           -----------    ---------  -----------   ----------       ---------
Minority Interest in Subsidiary Company                             --           --          786           --             786

Stockholders' Investment                                        98,388      169,896       11,124     (179,100)        100,308
                                                           -----------    ---------  -----------   ----------       ---------
                                                             $ 243,868     $300,214     $ 66,723    $(227,832)       $382,973
                                                           -----------    ---------  -----------   ----------       ---------
                                                           -----------    ---------  -----------   ----------       ---------


                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
     CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE EIGHT-MONTH PERIOD ENDED
                                DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                   Non-
                                                   Trident       Guarantor      Guarantor
                                               Automotive Plc    Companies      Companies      Eliminations    Consolidated
                                               --------------    ---------      ---------      ------------    ------------
Revenues                                       $           --     $  151,568     $   42,232     $     (6,274)     $  187,526

Cost of sales                                              --        123,499         34,077           (6,274)        151,302
                                               --------------     ----------     ----------     -------------     ----------

          Gross profit                                     --         28,069          8,155               --          36,224

Selling, general and administrative expenses              31           9,953          4,332               (2)         14,314

Amortization  expense                                  1,451           2,349            517              (81)          4,236
                                               --------------     ----------     ----------     -------------     ----------

          Operating income (loss)                     (1,482)         15,767          3,306               83          17,674

Interest expense                                      (7,389)           (309)          (249)              --          (7,947)
Interest expense-intercompany                             --          (5,746)        (1,088)           6,834              --
Interest income                                           --             112            132               --             244
Interest income - intercompany                             1           6,753             --           (6,754)             --
Exchange gain (loss)                                      --              --             --               --              --
Equity in net income of subsidiary                    10,596           1,083             --          (11,679)             --
Other income (expense)                                    --              --             --              (82)            (82)
                                               --------------     ----------     ----------     -------------     ----------

          Net income (loss) before provision
for income taxes and minority interest                 1,726          17,660          2,101          (11,598)          9,889

Provision (benefit) for income taxes                  (2,230)          5,145          1,169               --           4,084

Minority interest in profit of subsidiary                  --             --            (71)              --             (71)
                                               --------------     ----------     ----------     -------------     ----------

          Net income (loss)                    $        3,956     $   12,515     $    1,003     $    (11,598)     $    5,876
                                               --------------     ----------     ----------     -------------     ----------
                                               --------------     ----------     ----------     -------------     ----------



                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
     CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE EIGHT-MONTH PERIOD ENDED
                                DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                          Non-
                                                            Trident       Guarantor     Guarantor
                                                         Automotive Plc   Companies     Companies    Eliminations   Consolidated
                                                         --------------   ---------     ---------    ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)                                            $    3,956    $  12,515    $   1,003     $(11,598)        $   5,876
     Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating
         activities-
            Depreciation and amortization                         1,451        6,344        1,787           --             9,582
            Loss (income) from investment in
              subsidiaries                                      (10,596)      (1,083)          --       11,679                --
            Exchange gain (loss)                                     --           --           --           --                --
            Minority interest                                        --           --          (71)          --               (71)
            Deferred taxes                                       (3,254)       9,143         (689)          --             5,200
            Due to/from affiliates                               17,277      (22,331)       3,965        1,089                --
            Changes in other operating items                     (1,800)     (27,185)      (4,238)         960           (32,263)
                                                             ----------    ---------    ---------     ---------        ---------

         Net cash provided by (used in) operating
           activities                                             7,034      (22,597)       1,757        2,130           (11,676)
                                                             ----------    ---------    ---------     ---------        ---------
activities

INVESTING ACTIVITIES:
     Capital expenditures, net                                       --       (6,913)      (1,945)          (81)          (8,939)
     Acquisition and sale of subsidiaries                            --        8,454           (8)           --            8,446
                                                             ----------    ---------    ---------     ---------        ---------
     Net cash provided by (used in) investing activities             --        1,541       (1,953)          (81)            (493)
                                                             ----------    ---------    ---------     ---------        ---------

FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt                    50,000           --           --           --            50,000
     Proceeds from borrowings under revolving credit             (3,200)      14,906           --           --            11,706
       facility
     Repayment of debt                                          (52,800)          --           --           --           (52,800)
                                                             ----------    ---------    ---------     ---------        ---------
         Net cash provided by (used in) financing
           activities                                            (6,000)      14,906           --           --             8,906
                                                             ----------    ---------    ---------     ---------        ---------

EFFECT OF EXCHANGE RATES ON CASH                                   (810)         928        1,121       (2,049)             (810)
                                                             ----------    ---------    ---------     ---------        ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                             224       (5,222)         925            --           (4,073)

CASH AND CASH EQUIVALENTS, beginning of period                       48        6,941        5,452            --           12,441
                                                             ----------    ---------    ---------     ---------        ---------

CASH AND CASH EQUIVALENTS, end of period                     $      272    $   1,719     $  6,377     $      --        $   8,368
                                                             ----------    ---------    ---------     ---------        ---------
                                                             ----------    ---------    ---------     ---------        ---------


                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
                CONSOLIDATING BALANCE SHEETS AS OF APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                                         Non-
                                                           Trident       Guarantor     Guarantor
                                                        Automotive Plc   Companies     Companies    Eliminations   Consolidated
                                                        --------------   ---------     ---------    ------------   ------------
                        ASSETS
Current Assets:
     Cash and cash equivalents                         $        48       $   6,941     $   5,452   $        --       $  12,441
     Accounts receivable, net                                   --          35,046        15,337            --          50,383
     Inventories                                                --          14,410         3,813            --          18,223
     Due from affiliates                                     2,292           7,303           480       (10,075)             --
     Other current assets                                      997           2,703         3,204            --           6,904
                                                       -----------       ---------     ---------   -----------       ---------
          Total current assets                               3,337          66,403        28,286       (10,075)         87,951

Property, Plant and Equipment, net                              --          52,562        11,331                        63,893
Note Receivable from Subsidiaries                               --          22,281            --      (22,281)              --
Deferred Financing Costs                                     6,527              --            --           --            6,527
Investment in Subsidiaries                                 154,041          14,301            --     (168,342)              --
Goodwill, net                                                3,789          65,105        22,640           --           91,534
Other Assets, net                                               --          13,585           666           --           14,251
                                                       -----------       ---------     ---------   -----------       ---------
                                                       $   167,694       $ 234,237     $  62,923   $ (200,698)       $ 264,156
                                                       -----------       ---------     ---------   -----------       ---------
                                                       -----------       ---------     ---------   -----------       ---------

       LIABILITIES AND STOCKHOLDERS' INVESTMENT Current Liabilities:
Current portion of long-term debt                      $     1,500       $      --     $      --   $        --       $   1,500
     Accounts payable                                           --          28,988         9,128           --           38,116
     Accrued expenses                                        4,119          23,253         9,133          503           37,008
     Due to affiliates                                       3,532           2,121           884       (6,537)              --
                                                       -----------       ---------     ---------   -----------       ---------
                Total current liabilities                    9,151          54,362        19,145       (6,034)          76,624
Non-Current Liabilities:
     Long-term debt, less current portion                  127,000              --            --           --          127,000
     Note payable to Parent                                 (3,476)          3,276        24,152      (23,952)              --
     Accrued pension and other postretirement                   --          13,271           992           --           14,263
       liabilities
     Other noncurrent liabilities                               --           6,918         3,230           --           10,148
                                                       -----------       ---------     ---------   -----------       ---------
                Total liabilities                          132,675          77,827        47,519      (29,986)         228,035
                                                       -----------       ---------     ---------   -----------       ---------

Minority Interest in Subsidiary Company                         --              --         1,101           --            1,101

Stockholders' Investment                                    35,019         156,410        14,303     (170,712)          35,020
                                                       -----------       ---------     ---------   -----------       ---------
                                                       $   167,694       $ 234,237     $  62,923   $ (200,698)       $ 264,156
                                                       -----------       ---------     ---------   -----------       ---------
                                                       -----------       ---------     ---------   -----------       ---------


                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
         CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE ONE-MONTH PERIOD
                              ENDED APRIL 30, 1998
                                 (IN THOUSANDS)

                                              Trident                        Non-
                                             Automotive     Guarantor      Guarantor
                                                Plc         Companies      Companies     Eliminations     Consolidated
                                                ---         ---------      ---------     ------------     ------------
Revenues                                   $      --        $  20,931        $   5,544   $        --      $     26,475

Cost of sales                                     --           21,474            4,710            --            26,184
                                           ---------        ---------        ---------   -----------      ------------

          Gross profit                            --             (543)             834            --               291

Selling, general and administrative               16            3,228              765            --             4,009
  expenses

Amortization                                      47              266               76            --               389
                                           ---------        ---------        ---------   -----------      ------------

          Operating income                       (63)          (4,037)              (7)           --            (4,107)

Interest expense                                (955)          (1,188)            (198)        1,365              (976)
Interest income                                   --            1,376                8        (1,360)               24
Exchange (loss) gain                              --             (267)             613            (5)              341
Equity in net earnings of subsidiaries        (2,307)             385               --         1,922                --
Other income                                      --               51               11            --                62
                                           ---------        ---------        ---------   -----------      ------------

          Income before provision for
            income taxes                      (3,325)          (3,680)             427         1,922            (4,656)

Provision (benefit) for income taxes            (394)          (1,373)             111            --            (1,656)
Minority interest in profit of subsidiary         --               --              (69)           --               (69)
                                           ---------        ---------        ---------   -----------      ------------
          Net income                       $  (2,931)       $  (2,307)      $      385       $ 1,922         $  (2,931)
                                           ---------        ---------        ---------   -----------      ------------
                                           ---------        ---------        ---------   -----------      ------------



                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
      CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE ONE-MONTH PERIOD ENDED
                                 APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                                           Non-
                                                            Trident       Guarantor     Guarantor
                                                         Automotive Plc   Companies     Companies    Eliminations   Consolidated
                                                         --------------   ---------     ---------    ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)                                          $ (2,931)     $ (2,307)     $    385      $  1,922      $ (2,931)
     Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating
         activities-
            Depreciation and amortization                        47         1,183           226            --         1,456
            Loss (income) from investment in
              subsidiaries                                    2,307          (385)           --        (1,922)           --
            Deferred income taxes                                --        (1,679)           (2)           --        (1,681)
            Unrealized exchange gain (loss)                      --           267          (608)           --          (341)
            Minority interest                                    --            --           (69)           --           (69)
            Changes in other operating items                     52         5,639           843           362         6,896
                                                           --------      --------      --------      --------      --------

         Net cash provided by (used in) operating
           activities                                          (525)        2,718           775           362         3,330
                                                           --------      --------      --------      --------      --------

INVESTING ACTIVITIES:
     Capital expenditures, net                                   --        (2,293)         (161)           --        (2,454)
                                                           --------      --------      --------      --------      --------
FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt                    --            --            --            --            --
     Proceeds from borrowings under revolving credit
       facility                                               2,000            --            --            --         2,000
     Repayment of debt                                       (1,300)           --            --            --        (1,300)
                                                           --------      --------      --------      --------      --------

         Net cash provided by financing activities              700            --            --            --           700
                                                           --------      --------      --------      --------      --------
                                                                                                                   --------
EFFECT OF EXCHANGE RATES ON CASH                               (422)          216            18          (362)         (550)
                                                           --------      --------      --------      --------      --------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        (247)          641           632            --         1,026

CASH AND CASH EQUIVALENTS, beginning of period                  295         6,300         4,820            --        11,415
                                                           --------      --------      --------      --------      --------

CASH AND CASH EQUIVALENTS, end of period                   $     48      $  6,941      $  5,452      $     --      $ 12,441
                                                           --------      --------      --------      --------      --------
                                                           --------      --------      --------      --------      --------


                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
                CONSOLIDATING BALANCE SHEETS AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                                          Non-
                                                           Trident       Guarantor     Guarantor
                                                        Automotive Plc   Companies     Companies    Eliminations    Consolidated
                                                        --------------   ---------     ---------    ------------    ------------
                        ASSETS
Current Assets:
     Cash and cash equivalents                            $    295       $   6,300     $   4,820     $      --       $  11,415
     Accounts receivable, net                                   --          34,330        14,545            --          48,875
     Inventories                                                --          15,020         3,778            --          18,798
     Due from affiliates                                     4,592           5,207         1,394       (11,193)             --
     Other current assets                                      603           6,589         3,334            --          10,526
                                                          --------       ---------     ---------     ----------      ---------
          Total current assets                               5,490          67,446        27,871       (11,193)         89,614
                                                          --------       ---------     ---------     ----------      ---------

Property, Plant and Equipment, net                              --          53,804        11,069            --          64,873
Note Receivable from Subsidiaries                               --          22,281            --       (22,281)             --
Goodwill, net                                                3,796          62,996        22,153            --          88,945
Deferred financing lists                                     6,426              --            --            --           6,426
Investment in subsidiaries                                 158,232          13,984            --      (172,216)             --
Other Assets, net                                               11           7,571         1,390            --           8,972
                                                          --------       ---------     ---------     ----------      ---------
                                                          $173,955       $ 228,082     $  62,483     $(205,690)       $258,830
                                                          --------       ---------     ---------     ----------      ---------
                                                          --------       ---------     ---------     ----------      ---------

       LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
     Current portion of long-term debt                   $   1,500      $       --     $      --     $      --       $   1,500
     Accounts payable                                           --          28,546         8,472            --          37,018
     Accrued expenses                                        3,539          15,748         9,283            --          28,570
     Due to affiliates                                       2,771           5,003         3,366       (11,140)             --
                                                          --------       ---------     ---------     ----------      ---------
                Total current liabilities                    7,810          49,297        21,121       (11,140)      $  67,088
                                                          --------       ---------     ---------     ----------      ---------
Non-Current Liabilities:
     Long-term debt, less current portion                  126,300              --            --            --         126,300
     Note payable to Parent                                     --              --        22,278       (22,278)             --
     Accrued pension and other postretirement                   --          11,920           971            --          12,891
       liabilities
     Other noncurrent liabilities                               --           8,300         3,236            --          11,536
                                                          --------       ---------     ---------     ----------      ---------
                Total liabilities                          134,110          69,517        47,606       (33,418)        217,815
                                                          --------       ---------     ---------     ----------      ---------

Minority Interest in Subsidiary Company                         --              --         1,170            --           1,170

Redeemable U.S. Dollar Ordinary Shares                         740              --            --            --             740

Stockholders' Investment                                    39,105         158,565        13,707      (172,272)         39,105
                                                          --------       ---------     ---------     ----------      ---------
                                                          $173,955        $228,082      $ 62,483     $(205,690)       $258,830
                                                          --------       ---------     ---------     ----------      ---------
                                                          --------       ---------     ---------     ----------      ---------


                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
      CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION
                     (SEPTEMBER 19, 1997) TO MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                                      Non-
                                                       Trident       Guarantor     Guarantor
                                                    Automotive Plc   Companies     Companies   Eliminations     Consolidated
                                                    --------------   ---------     ---------   ------------     ------------
Revenues                                               $     --      $ 69,293      $ 17,755      $   (706)     $ 86,342

Cost of sales                                                --        57,249        14,752          (706)       71,295
                                                       --------      --------      --------      --------      --------

          Gross profit                                       --        12,044         3,003            --        15,047

Selling, general and administrative expenses                 49         7,056         2,529            --         9,634
                                                       --------      --------      --------      --------      --------

          Operating income                                  (49)        4,988           474            --         5,413

Interest expense                                          4,022         3,611           799        (4,340)        4,092
Interest income                                          (2,481)       (1,932)         (132)        4,340          (205)
Exchange loss                                                --             1           921            --           922
Other income (expense)                                   (1,188)          792           (24)          396           (24)
                                                       --------      --------      --------      --------      --------

          Income before provision for income taxes         (402)        2,516        (1,090)         (396)          628

Provision (benefit) for income taxes                       (525)        1,328          (298)           --           505
Minority interest in profit of subsidiary                    --            --            --            --            --
                                                       --------      --------      --------      --------      --------
          Net income                                   $    123      $  1,188      $   (792)     $   (396)     $    123
                                                       --------      --------      --------      --------      --------
                                                       --------      --------      --------      --------      --------


                     TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
      CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM INCEPTION
                     (SEPTEMBER 19, 1997) TO MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                                           Non-
                                                            Trident       Guarantor     Guarantor
                                                         Automotive Plc   Companies     Companies    Eliminations   Consolidated
                                                         --------------   ---------     ---------    ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)                                        $        123     $    1,188    $    (792)   $    (396)     $        123
     Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating
         activities-
            Depreciation and amortization                         301          2,364          882           --             3,547
            (Income) loss from investment subsidiaries         (1,188)           792           --          396                --
            Exchange gain                                          --              1          921           --               922
            Minority interest                                      --             --          (24)          --               (24)
            Changes in other operating items                   (6,304)         6,763        1,134           53             1,646
                                                         ------------     ----------    ---------    ---------      ------------
         Net cash provided by (used in) operating
           activities                                          (7,068)        11,108        2,121           53             6,214
                                                         ------------     ----------    ---------    ---------      ------------
INVESTING ACTIVITIES:
     Capital expenditures, net                                     --         (6,279)      (1,507)          --            (7,786)
      Purchase of Predecessor, net of cash acquired            (3,315)      (118,321)     (33,854)          --          (155,490)
      Investment in subsidiaries                              (42,508)       (15,897)          --       58,405                --
                                                         ------------     ----------    ---------    ---------      ------------

         Net cash provided by (used in) investing
           activities                                         (45,823)      (140,497)     (35,361)      58,405          (163,276)
                                                         ------------     ----------    ---------    ---------      ------------
FINANCING ACTIVITIES:
      Proceeds from issuance of long-term debt                125,000             --           --           --           125,000
      Proceeds from borrowings on revolving credit
        facility                                                7,263            500           --           --             7,763
      Payments on revolving credit facility                    (4,463)          (500)          --           --            (4,963)
      Receipt of capital from Investor Group                   42,585             --           --           --            42,585
      Equity fees paid to affiliates of Investor Group         (1,500)            --           --           --            (1,500)
      Notes (issued to subsidiary) received from parent      (115,699)        91,983       23,716           --                --
      Payments received (made) on intercompany notes               --          1,435       (1,435)          --                --
      Equity contribution from parent                              --         42,500       15,905      (58,405)               --
                                                         ------------     ----------    ---------    ---------      ------------
         Net cash provided by (used in) financing
           activities                                          53,186       135,918        38,186      (58,405)          168,885
                                                         ------------     ----------    ---------    ---------      ------------
EFFECT OF EXCHANGE RATES ON CASH                                   --          (229)        (126)         (53)              (408)
                                                         ------------     ----------    ---------    ---------      ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           295          6,300        4,820           --            11,415

CASH AND CASH EQUIVALENTS, beginning of period                     --             --           --           --                --
                                                         ------------     ----------    ---------    ---------      ------------

CASH AND CASH EQUIVALENTS, end of period                 $        295     $    6,300    $   4,820    $      --      $     11,415
                                                         ------------     ----------    ---------    ---------      ------------
                                                         ------------     ----------    ---------    ---------      ------------



                             TRIDENT AUTOMOTIVE PLC
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                               Additions
                                                   -------------------------------
                                  Balance at        Charged to      Charged to                       Balance at
                                   Beginning           Costs           Other                           End of
                                   of Period       and Expenses     Accounts (1)    Deduction (2)      Period
                                  ----------       ------------     ------------    -------------    ----------
EIGHT-MONTH PERIOD ENDED
  DECEMBER 31, 1998

Loss contract liability                4,902                --             3,890         (2,370)         6,422
Reorganization liabilities
  of acquired businesses               9,157                --            49,707        (13,389)        45,475

ONE MONTH PERIOD ENDED
  APRIL 30, 1998

Loss contract liability                5,350                --                --           (448)         4,902
Reorganization liabilities
  of acquired businesses               9,221                --                --            (64)         9,157

PERIOD FROM INCEPTION
  (SEPTEMBER 19, 1997) TO
  MARCH 31, 1998

Loss contract liability                   --                --             6,300           (950)         5,350
Reorganization liabilities
  of acquired businesses                  --                --             9,221             --          9,221




(1) Recorded via allocation of purchase price to fair value of assets and liabilities of acquired businesses.

(2) Utilization of previously recorded balances.